Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENERGYTEK CORP.,
ENTK ACQUISITION CORP.
AND
TIMEFIRE LLC

Dated as of September 7, 2016

Execution Copy

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 7, 2016 by and among EnergyTek Corp., a Nevada corporation ("ENTK"), ENTK Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of ENTK ("Merger Sub") and Timefire LLC, an Arizona limited liability company ("Timefire"), and solely with respect to Section 3.1, and the indemnification provisions of Article V, each of Jeffrey Rassas, Victor Sibilla and John Wise, in his capacity as Manager of Timefire, with respect to the following facts:
A. The Board of Directors of ENTK has approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its shareholders.
B. The Board of Directors of Merger Sub has approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its shareholders.
C. The shareholder of Merger Sub has approved this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth.
D. The Managers of Timefire have approved and declared advisable this Agreement, the Merger, and the transactions contemplated herein upon the terms and subject to the conditions set forth, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its Members.
E. In connection with the Merger, among other things, 100% of the outstanding limited liability company interests of Timefire (the "Timefire Units") will be converted into right to receive shares of ENTK common stock, $0.001 par value, at the rate set forth herein.
F. ENTK intends to acquire all of the issued and outstanding Timefire Units in accordance with Section 368 of the Code.
In consideration of the promises contained in this Agreement, the Parties agree as follows:
ARTICLE I
 DEFINITION OF TERMS
1.1 Certain Definitions.  For purposes of this Section 1.1, capitalized words and terms have the following meanings:
"Action" means any private or governmental claim, action, suit (whether in law or in equity), or proceeding of any nature pending in any court or arbitration proceeding or pending before any Governmental Authority.

"Adverse Consequences" shall mean the actual financial loss suffered by an Indemnified Party (which shall be ENTK in the event of breach by the Timefire Managers and the Timefire Members in the event of a breach by ENTK) (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the Claim net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party occasioned by such loss or damage, provided, however, that Adverse Consequences shall not include consequential damages, multiple of earnings, decline in value or any other speculative damages.
"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
"Agreement" means this Merger Agreement.
 "Arizona Act" shall mean the Arizona Limited Liability Company Act.
"Balance Sheet" shall have the meaning contained in Section 3.1(s).
"Balance Sheet Date" shall have the meaning contained in Section 3.1(s).
"Claim" means a claim for indemnification asserted by a Party (which shall be ENTK in the event of breach by the Timefire Managers and the Timefire Managers in the event of a breach by ENTK) against another Party or a third party Claim.
"Closing" means the closing of the Merger and the other transactions contemplated hereby.
"Closing Date" shall have the meaning contained in Section 2.1.
"Code" means the Internal Revenue Code of 1986, as amended.
"Contract" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, but in each case solely to the extent legally binding.
"Customizations" shall have the meaning contained in Section 3.1(j)(9)(B).
"Deferred Compensation Plan" shall have the meaning contained in Section 3.1(n)(6).
"Developer" shall have the meaning contained in Section 4.1(l)(6).
"Developer Agreements" shall have the meaning contained in Section 4.1(l)(6).
"Disclosure Schedules" means the Disclosure Schedules delivered with this Agreement.
"Effective Time" shall have the meaning contained in Section 2.1(b).

"EHSR" shall have the meaning contained in Section 3.1(n)(1).
"Employment Agreements" shall have the meaning contained in Section 5.6.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"ENTK" shall mean EnergyTek Corp, a Nevada corporation.
"ENTK Common Stock" shall mean shares of ENTK common stock, par value of $0.001 per share.
"ENTK Designees" shall have the meaning contained in Section 5.7(b)(2).
"ENTK Financial Statements" shall mean the financial statements included in ENTK's SEC Reports.
"ENTK Required Approvals" shall have the meaning contained in Section 4.1(c).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" means the Securities Exchange Act of 1934.
"Financing Warrants" shall have the meaning contained in Section 2.2(d).
"GAAP" means generally accepted accounting principles.
"General Expiration Date" shall have the meaning contained in Section 5.1(b)(1).
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Indemnified Party" shall have the meaning contained in Section 5.2.
"Indemnifying Party" shall have the meaning contained in Section 5.2.
 "Interim Balance Sheet" shall have the meaning contained in Section 3.1(s).
"Interim Balance Sheet Date" shall have the meaning contained in Section 3.1(s).

"Intellectual Property"  means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including all trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; Internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and designs and inventions, design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
"Intellectual Property Agreements" shall have the meaning contained in Section 4.1(l)(3).
"Investor Warrants" means the 25,862,069 warrants issued to investors in connection with a $1,500,000 financing that certain Securities Purchase Agreement, dated as of the date of this Agreement, between ENTK and the other parties thereto which shall close immediately following the Effective Time.
"Knowledge" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any Manager of Timefire with regard to such fact, circumstance, event or other matter, and such knowledge that such Manager could obtain through reasonable inquiry.

"Knowledge of ENTK" means the Knowledge of Jonathan Read.

"Law" or "Laws" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Government Authority.
"Liability" or "Liabilities" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.
"Licensed Intellectual Property Agreement" shall have the meaning contained in Section 4.1(l)(4).
"Malicious Code" shall have the meaning contained in Section 3.1(j)(12)(C).
"Manager" or "Timefire Manager" shall have the meaning contained in Section 3.1.

"Material Adverse Effect" means, with respect to any Party, a material adverse effect on (a) the financial condition, results of operations, assets or Liabilities of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a Material Adverse Effect shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States) affecting other companies in the industries in which such Party and its Subsidiaries operate affecting the United States, (C) virtual reality industry, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) the public disclosure of this Agreement or the contemplated transactions or the consummation of the contemplated transactions, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism  except, with respect to clauses (A), (B), (C), (D) and (F), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (b) the ability of such Party to timely consummate the Agreement.
"Material Supplier" shall have the meaning contained in Section 3.1(v)(2).
"Member" or "Timefire Member" shall mean a holder of Timefire limited liability company interests.
"Merger" shall mean the exchange of 100% of the outstanding Timefire Units for the Timefire Merger Consideration pursuant to the terms of this Agreement.
"Merger Warrants" means the 28,000,000 warrants issued to Timefire Members as part of the Timefire Merger Consideration.
"Most Recent Financial Statements" shall have the meaning contained in Section 3.1(s).
"NRS" shall mean the Nevada Revised Statutes.

"Ordinary Course of Business" means pursuant to or consistent with a Person's usual or customary practices.

"Party" or "Parties" means ENTK and/or Timefire.
"Permitted Encumbrances" shall have the meaning contained in Section 3.1(p).
"Person" means any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.
"Plan" shall mean the ENTK 2016 Equity Incentive Plan.

"Representative" shall mean any respective officers, managers, directors, affiliates, employees, investment bankers, attorneys, accountants or other advisors or representatives of ENTK or Timefire.
"SEC" shall mean the Securities and Exchange Commission.
"SEC Reports" shall have the meaning contained in Section 4.1(u).
"Securities Act" shall mean the Securities Act of 1933.
"Securities Purchase Agreement" shall have the meaning contained in Section 5.9.
"Software" means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.
"Subsidiary" when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.
"Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof to be filed on or before the Closing Date.
"Timefire" shall mean Timefire LLC, an Arizona limited liability company, and any Subsidiaries.
"Timefire Charter Documents" shall have the meaning contained in Section 3.1(d).
"Timefire Designees" shall have the meaning contained in Section 5.7(b)(3).
"Timefire Financial Statements" shall have the meaning contained in Section 3.1(s).

"Timefire Intellectual Property" shall have the meaning contained in Section 3.1(k)(i).
"Timefire IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Timefire is a party, beneficiary or otherwise bound.
"Timefire IP Registrations" means all Timefire Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
"Timefire Member" shall mean a holder of Timefire limited liability company interests.
"Timefire Merger Consideration" shall have the meaning contained in Section 2.2(d).
"Timefire Products" means all proprietary products and related services of Timefire that are currently being, or at any time in the past five years have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Timefire.
"Timefire Required Approvals" shall have the meaning contained in Section 3.1(c).
"Timefire Units" shall have the meaning contained in Recital C and Section 3.1(f).
"Transaction Documents" means this Agreement and the Securities Purchase Agreement.
"WARN Act" shall have the meaning contained in Section 3.1(w)(3).
ARTICLE II
THE MERGER

2.1 Closing; Effective Time.
(a) The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 A.M., Phoenix time, on September 7, 2016, unless another time or date is agreed to by the Parties hereto (the "Closing Date").  The Closing shall take place electronically or at such location as the Parties hereto shall mutually agree.  If the Closing has not taken place by September 30, 2016, or such later date as the Parties hereto shall mutually agree in writing, this Agreement shall be terminated without liability to either Party in connection with such termination.
(b) At the Closing, Merger Sub shall file with the Nevada Secretary of State the Articles of Merger attached as Exhibit A (the time designated in such filing for its effectiveness shall be the "Effective Time").  If the Nevada Secretary of State requires any changes to the Articles of Merger as a condition to their effectiveness, ENTK and Merger Sub, as applicable, shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

(c) At the Closing, Timefire shall file with the Arizona Secretary of State the Statement of Merger attached as Exhibit B, to be effective at the Effective Time.  If the Arizona Secretary of State requires any changes to the Statement of Merger as a condition to its effectiveness, Timefire shall execute any necessary document incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.
(d) The Closing shall occur only if each condition set forth in Article VI herein has either been met or waived by the all the Parties to this Agreement.
2.2 Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement, the Articles of Merger, the Statement of Merger and the applicable provisions of the NRS and Arizona Act.  Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with the NRS and Arizona Act:
(a) All the property, rights, privileges, powers and franchises of Merger Sub shall vest in Timefire; all debts, Liabilities and duties of Merger Sub shall become the debts, Liabilities and duties of Timefire; Merger Sub shall cease to exist; and Timefire shall be the surviving entity and a wholly-owned subsidiary of ENTK.
(b) The Operating Agreement of Timefire shall be amended as attached on Exhibit C and ENTK shall become the Manager of Timefire.
(c) Each issued and outstanding share of common stock of Merger Sub shall be cancelled.
(d) The Timefire Members holding 100% of the issued and outstanding Timefire Units are to receive shares of ENTK Common Stock and Merger Warrants representing 70% of the issued and outstanding capital stock of ENTK on a fully diluted basis as the Timefire Merger Consideration, which shall be payable as reflected on Schedule 2.2(d).  The issued and outstanding Timefire Units shall be converted into shares of ENTK Common Stock and Merger Warrants such that upon the Effective Time, Timefire Members will receive a total of 414,000,000 shares of ENTK Common Stock at the Closing and five-year Merger Warrants to purchase a total of 28,000,000 additional shares of ENTK Common Stock at $0.0580 per share (the ENTK Common Stock and the Merger Warrants, together the "Merger Consideration"). The shares of Common Stock, including the shares issuable upon exercise of the Merger Warrants and the Financing Warrants, may not be offered, sold, pledged or otherwise transferred for 12 months from the Closing Date.  ENTK shall enforce this 12 month holding period and shall not waive it except by operation of law as applied to any shareholder who dies or becomes disabled.  A copy of the form of Merger Warrants is attached as Exhibit D.  Each issued and outstanding Timefire Unit shall be converted into that number of shares of ENTK Common Stock and Merger Warrants set forth on Schedule 2.2(d) (which includes a list of each Member of Timefire and the number of shares of ENTK Common Stock and Merger Warrants, and the percentage of any Financing Warrants, each Member shall receive (or potentially receive) as his share of the Timefire Merger Consideration).  After the Closing in the event ENTK raises any financing involving Common Stock or Common Stock equivalents of up to $1,500,000 other than from the exercise of the Investor Warrants or under that certain Securities Purchase Agreement, dated as of the date of this Agreement, between ENTK and the other parties thereto, the Timefire Members shall be entitled to receive additional warrants (the "Financing Warrants") on a pro rata basis.  A copy of the form of Financing Warrants is attached as Exhibit E.  The total number of Financing Warrants to be issued shall be based upon the following formula: D = (A+B)*70% - C, where A is the total number of  shares of Common Stock issued and outstanding on a fully diluted basis immediately following the Closing Date (giving effect to all shares of ENTK Common Stock issuable under the Plan, the Merger Warrants, the Investor Warrants and pursuant to outstanding convertible preferred stock without regard to any beneficial ownership limitations but excluding 20,000,000 shares of Common Stock currently in the name of Wagley Energy TEK J.V, LLC but subject to a voting proxy in favor of the Chief Executive Officer of the Company, B is the number of  the additional shares of Common Stock and shares convertible into, exercisable for and exchangeable for Common Stock issued in connection with the first up to $1,500,000 in new financing not including shares issued in connection with the exercise of the Investor Warrants or under that certain Securities Purchase Agreement, dated as of the date of this Agreement, between ENTK and the other parties thereto, C is the number of shares of Common Stock issued and issuable to Timefire Members including 32,000,000 of the shares of Common Stock issuable under the Plan, and D is the number of Financing Warrants to be issued to current Timefire Members at then current fair market value, which for avoidance of doubt shall be deemed to be the lower of the price per share at which Common Stock or Common Stock equivalents was sold in connection with the new financing referred to in this formula.

By way of example, if A=679,438,922, B=15,000,000, and C=474,000,000, D=equals 12,107,245 Financing Warrants to be issued pro rata to Timefire Members as reflected on Schedule 2.2(d) under the column "% of Financing Warrants."
2.3 Capitalization following Merger. Immediately following the Closing of the Merger, the issuance of the RSUs described in Section 5.4, below, and the closing of the transactions pursuant to that certain Securities Purchase Agreement between ENTK and the other Parties thereto, dated as of the date of this Agreement, the capitalization of ENTK shall be as set forth on Schedule 2.3 hereto.

2.4 Fractional Shares.  Fractional shares shall not be issued to each holder of Timefire Units who is entitled to receive ENTK Common Stock.

2.5 Adjustments.  In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into ENTK Common Stock) or subdivision with respect to ENTK Common Stock, any change or conversion of ENTK Common Stock into other securities, any other dividend or distribution with respect to the ENTK Common Stock (or if a record date with respect to any of the foregoing should occur), prior to the Effective Time, appropriate and proportionate adjustments shall be made to the number of shares of ENTK Common Stock issued as part of the Timefire Merger Consideration following the Effective Time.

2.6 Exemption from Registration. The shares of ENTK Common Stock being exchanged for the outstanding Timefire Units are being offered in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws.

2.7 Procedure for Issuance of Merger Consideration.

(a) As of the Effective Time, ENTK shall cause Colonial Stock Transfer Co., Inc. to issue to each of the Timefire Members the number of shares of ENTK Common Stock set forth in Schedule 2.2(d) as the Timefire Merger Consideration.  The share certificates for the ENTK Common Stock issued as part of the Timefire Merger Consideration and the shares of Common Stock issuable upon the exercise of the Merger Warrants and the Financing Warrants shall contain the customary restricted securities legend together with a reference to the 12 month holding period referred to in Section 2.2(d).  All legal opinions with respect to the sale, pledge or other transfer or the removal of the restrictive legends from the certificates for any of the foregoing shares of Common Stock shall be issued by Nason Yeager Gerson White & Lioce, P.A., or such other law firm as the Required Holders, as that term is defined in the Second Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of EnergyTek Corp., may approve.

(b) ENTK shall pay all charges and expenses in connection with the issuance of the ENTK Common Stock and delivery of certificates to the Timefire Members.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TIMEFIRE MANAGERS
3.1 Representations and Warranties of Timefire Managers. Timefire and each of Jeffrey Rassas, Victor Sibilla and John Wise, limited to and only in his capacity as a manager of Timefire (the "Managers") represents and warrants to ENTK that the statements contained in this Section 3.1 are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of Timefire attached to this Agreement, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or to the extent that such qualification is reasonably apparent:
(a) Subsidiaries.  Timefire has no Subsidiaries.
(b) Organization and Qualification.  Timefire and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither Timefire nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of Timefire and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a Material Adverse Effect on Timefire and the Subsidiaries,  or (iii) a material adverse effect on Timefire's ability to perform in any material respect on a timely basis its obligations under any Transaction Document, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
(c) Authority; Board Approval.
(1) Timefire has full power and authority to enter into and perform its obligations under this Agreement, subject to approval by Timefire Managers and the Timefire Members as required by Arizona Law and the Timefire Operating Agreement (such approvals, in addition to the filings with the Arizona Secretary of State set forth on Schedule 3.1(c) hereto, the "Timefire Required Approvals"), to consummate the transactions contemplated hereby. The execution, delivery and performance by Timefire of this Agreement and the consummation by Timefire of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Timefire and no other proceedings on the part of Timefire are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, subject only, to the Timefire Required Approvals.  The Timefire Required Approvals is the only vote or consent of the Members required to approve and adopt this Agreement and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Timefire, and (assuming due authorization, execution and delivery by ENTK and receipt of the Timefire Required Approvals) this Agreement constitutes a legal, valid and binding obligation of Timefire enforceable against Timefire in accordance with its terms.
(2) The Timefire Managers, by resolutions duly adopted by them in accordance with the Operating Agreement, approved this Agreement and agreed to solicit the vote or consent of all Timefire Members.
(d) No Conflicts; Consents.  The execution, delivery and performance by Timefire of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws, Operating Agreement or other organizational documents of Timefire ("Timefire Charter Documents"); (ii) subject to obtaining the Timefire Required Approvals, conflict with or result in a violation or breach of any provision of any Law or order of Governmental Authority applicable to Timefire; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Timefire is a party or by which Timefire is bound or to which any of their respective properties and assets are subject (including any material contract) or any permit affecting the properties, assets or business of Timefire, except where such conflict, violation, breach or other event would not result in a Material Adverse Effect; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Timefire. No consent, approval, permit, order of Governmental Authority, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Timefire in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and such filings as may be required under the HSR Act (if any).

(e) Filings, Consents and Approvals of Timefire.  Timefire is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Managers of the Agreement, other than any required approvals set forth on Schedule 3.1(c) (collectively the Timefire Required Approvals.
(f) Membership Interests.  The authorized and outstanding membership interests of Timefire (the "Timefire Units") are as listed on Schedule 2.2(d).  All of the Timefire Units have been duly authorized, are validly issued, fully paid and non-assessable, and the Timefire Units listed on Schedule 2.2(d) are owned of record and beneficially by the Persons listed, free and clear of all Encumbrances. The rights, preferences, privileges and restrictions of the Timefire Units are as stated in Timefire's Articles of Organization or Operating Agreement. All of the outstanding Timefire Units were issued in compliance with applicable Laws. None of the Timefire Units were issued in violation of any agreement, arrangement or commitment to which Timefire is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(g) Certain Fees.  No brokerage, finder's fees, commissions or due diligence fees are or will be payable by Timefire to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  ENTK shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(g) that may be due in connection with the transactions contemplated by this Agreement.
(h) Litigation.  There are no actions or proceedings pending or, to the Knowledge of each respective Manager, threatened by or against Timefire or any of its Subsidiaries involving more than, individually or in the aggregate, $25,000.  There is no Action pending or, to the Knowledge of each respective Manager, threatened against or affecting Timefire before or by any Governmental Authority, (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Timefire Merger Consideration or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Timefire nor any Manager or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of each respective Managers, there is not pending or contemplated, any investigation by the SEC or any other Governmental Authority involving Timefire or any current or former manager or officer of Timefire.
(i) Bad Actors.  No "covered person" (as such term is defined in Regulation D) of Timefire is subject to any disqualification under Rule 506(d) of Regulation D under the Securities Act.
(j) Compliance with Laws.
(1) Timefire has complied and is currently in compliance with, in all material respects, all applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits, licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar tribunal established by any such governmental or political subdivision or agency thereof (collectively, the "Laws"), having jurisdiction over or which affect its business and properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect. Timefire has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Timefire.

(2) Neither Timefire, any Subsidiary nor any of its Managers, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and Timefire has conducted its business in compliance with the FCPA.
(3) Neither Timefire, any Subsidiary nor any of their Managers, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.
(k) Intellectual Property.
(1) Schedule 3.1(k) lists all (i) Timefire IP Registrations and (ii) Timefire Intellectual Property, including Software, that is not registered but that is material to Timefire's business or operations. All required filings and fees related to Timefire IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Timefire IP Registrations are otherwise in good standing. Timefire has made available to ENTK true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Timefire IP Registrations. There are no actions that must be taken by Timefire (or any third party on Timefire's behalf) within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Timefire IP Registrations. To the Knowledge of each respective Manager, there are no facts or circumstances that would render any Timefire IP Registrations invalid or unenforceable. To the Knowledge of each respective Manager, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any Timefire IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Timefire IP Registrations. Timefire has not claimed a particular status, including "small entity status," in the application for any Timefire IP Registrations, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(2) Schedule 3.1(k) lists all Timefire IP Agreements that are material to Timefire's business as it presently is being conducted.  Timefire has made available to ENTK true and complete copies of all such Timefire IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Timefire IP Agreement is valid and binding on Timefire in accordance with its terms and is in full force and effect. Neither Timefire, nor, to the Knowledge of each respective Manager, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Timefire IP Agreement.

(3) Timefire is the sole and exclusive legal and beneficial, and with respect to Timefire's IP Registrations, record, owner of all right, title and interest in and to Timefire's Intellectual Property, or has the valid right to use all other Intellectual Property used in or necessary for the conduct of Timefire's current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(4) Since its inception, Timefire has entered into binding, written agreements with every current and former employee and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Timefire any ownership interest and right they may have in Timefire's Intellectual Property; and (ii) acknowledge Timefire's exclusive ownership of Timefire's Intellectual Property. Timefire provided ENTK with true and complete copies of all such agreements.

(5) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Timefire's right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Timefire's business or operations as currently conducted.

(6) Timefire's rights in Timefire Intellectual Property are, and, since its inception, have been, valid, subsisting and enforceable.  Timefire has taken all reasonable steps to maintain its Intellectual Property and to protect and preserve the confidentiality of all confidential information and trade secrets included in its Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(7) The conduct of Timefire's business as currently and formerly conducted, and the products, processes and services of Timefire, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Knowledge of each respective Manager, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Timefire Intellectual Property.

(8) To the Knowledge of each respective Manager, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license or inquiries regarding the need to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Timefire; (ii) challenging the validity, enforceability, registrability or ownership of any Timefire Intellectual Property or Timefire's rights with respect to any Timefire Intellectual Property; or (iii) by Timefire or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Timefire Intellectual Property. Timefire is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or would restrict or impair the use of any Timefire Intellectual Property.

(9) Timefire Products; Proprietary Software.

(A) Schedule 3.1(k) identifies all Timefire's Intellectual Property and all Intellectual Property licensed to Timefire under a Timefire IP Agreement and that are (i) used in the development, maintenance, use or support of such Timefire Product, (ii) incorporated in or distributed or licensed with such Timefire Product in any manner for use in connection with such Timefire Product, or (iii) used to deliver, host or otherwise provide services with respect to such Timefire Product, and in each case (except for non-customized, off-the-shelf Software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $10,000), Timefire IP Agreement relating to Timefire's use of such item.

(B) All Timefire Products are fully transferable, alienable or licensable by Timefire without restriction and without payment of any kind to any third party. Timefire has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Timefire Product or any related Software or other Intellectual Property to any other Person. Timefire is not subject to any Timefire IP Agreement (other than with respect to current customers pursuant to Timefire's standard form of customer agreement entered into in the ordinary course of business) that includes any unperformed obligations that require Timefire to develop any Software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with Timefire Products (collectively, "Customizations"), and Timefire owns and will continue to own all right, title and interest in and to all such Customizations developed by Timefire.

(10) Source Code.

(A) Except as disclosed on Schedule 3.1(k), Timefire is in actual possession of and has exclusive control over a complete and correct copy of the source code for all Software included in Timefire Intellectual Property.

(B) Except for application programming interfaces and other interface code that is generally available to customers, Timefire has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Timefire Product to any escrow agent or any other Person, other than an independent contractor or consultant of Timefire pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for Timefire. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Timefire Product.

(C) To the Knowledge of each respective Manager, as of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Timefire Product.

(11) Open Source Software.

(A) Schedule 3.1(k) sets forth a true and complete list of each item of open source software that is or has been used by or on behalf Timefire, in the development of or that is incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Timefire Product, and for each such item of Open Source Software, (i) the applicable Timefire Product, and (ii) the name and version number of the applicable license agreement.

(B) Timefire has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software required to be disclosed in Schedule 3.1(k).

(C) Timefire has not used any Open Source Software in a manner that does, will or would reasonably be expected to, require Timefire or any other Person to (i) disclose or distribute the source code of the Software of any Timefire Product, (ii) license or otherwise offer or distribute any Timefire Product on a royalty-free basis, or (iii) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Timefire Product or Timefire Intellectual Property.

(12) Conformance with Specifications; Defects; Malicious Code.

(A) All Timefire Products conform in all material respects to all applicable warranties in all Contracts with customers.

(B) To the Knowledge of each respective Manager, none of the Timefire Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Timefire Product against its applicable specifications.

(C) To the Knowledge of each respective Manager none of the Timefire Products, and no other Software used in the provision of any Timefire Product or otherwise in the operation of its business, contains any "time bomb," "Trojan horse," "back door," "worm," virus, malware, spyware, or other device or code ("Malicious Code") designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Timefire Product or such other Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user's consent. Timefire has taken reasonable steps designed to prevent the introduction of Malicious Code into Timefire Products.

(13) IT Systems.

(A) To the Knowledge of each respective Manager, Timefire Internet technology systems are reasonably sufficient for the needs of Timefire's business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Timefire Internet technology are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Timefire's business as currently conducted.

(B) To the Knowledge of each respective Manager, in the last three years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Timefire Systems, that has resulted in or could reasonably be expected to result in any: (i) substantial disruption of or interruption in or to the use of such Timefire Systems or the conduct of Timefire's business; (ii) material loss, destruction, damage or harm of or to Timefire or its operations, personnel, property or other assets; or (iii) material liability of any kind to Timefire. Timefire has taken reasonable actions, consistent with applicable industry best practices in Timefire's industry, to protect the integrity and security of Timefire Systems and the data and other information stored thereon.

(C) Timefire maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(l) Benefit Plans.  Except as set forth on Schedule 3.1(l), Timefire has not adopted any employee benefit plans.
(1) Each such benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such benefit plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(2) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such benefit plan. The requirements of COBRA have been met with respect to each such benefit plan.

(3) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such benefit plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such benefit plan or accrued in accordance with the past custom and practice of Timefire. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such benefit plan that is an employee welfare benefit plan under ERISA §3(1).

(4) Each such benefit plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such benefit plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such benefit plan. All such benefit plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(5) There have been no prohibited transactions with respect to any such benefit plan. To the Knowledge of each respective Manager, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such benefit plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such benefit plan (other than routine claims for benefits) is pending or, to the Knowledge of each respective Manager, threatened.

(6) To the Knowledge of each respective Manager (i) no employee benefit plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such employee benefit plan, a "Deferred Compensation Plan"); (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) Timefire has not (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (b) granted to any person an interest in any Deferred Compensation Plan which interest has or will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (c) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(m) Tax Matters.
(1) Timefire has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on Timefire.  No claim has ever been made by an authority in a jurisdiction where Timefire does not file Tax Returns that either is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of Timefire that arose in connection with any failure (or alleged failure) to pay any Tax.

(2) Timefire has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(3) Timefire has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(4) Timefire is not  liable for Taxes of any other Person nor is either a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(5) Timefire has not been a member of an affiliated group filing a consolidated federal Tax Return.

(6) No Encumbrances for Taxes exist with respect to any assets or properties of Timefire, except for Encumbrances for Taxes not yet due.

(7) Except as set forth in Schedule 3.1(m), no material Tax Return of Timefire is under audit or, to the Knowledge of each respective Manager, examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Timefire.  Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid.  No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  No claim has ever been made by an authority in a jurisdiction where Timefire files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(8) Timefire shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of an open transaction, the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code, or comparable provisions of state, local or foreign Tax Law.

(9) Timefire is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(10) Timefire has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

(11) Timefire is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(12) All material elections with respect to Taxes affecting Timefire are disclosed or attached to its Tax Returns.

(13) There are no private letter rulings in respect of any tax pending between Timefire and any taxing authority.

(n) Environmental, Health, and Safety Matters.

(1) Timefire is in compliance with all Environmental, Health, and Safety Requirements (the "EHSR"), other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect in respect of Timefire.

(2) Without limiting the generality of the foregoing, Timefire has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to the EHSR for the occupation of its facilities and the operation of its business.

(3) Timefire has not received any written or oral notice, report or other information regarding any actual or alleged violation of the EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under the EHSR.

(4) To the Knowledge of each respective Manager, none of the following exists at any property or facility owned or operated by Timefire: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(5) Timefire has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, mobile or cellular telephones or electronic devices, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980,  the Solid Waste Disposal Act, or any other ESHR.

(6) Timefire has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and is not subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(7) Timefire has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to the EHSR.

(8) No facts, events, or conditions relating to the past or present facilities, properties, or operations of Timefire will prevent, hinder, or limit continued compliance with the EHSR, give rise to any investigatory, remedial, or corrective obligations pursuant to the EHSR, or give rise to any other Liabilities pursuant to the EHSR, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(9) Timefire has never obtained, possessed or authorized any environmental audits, reports, and other material environmental documents relating to its past or current properties, facilities, or operations.

(o) Contracts.  Schedule 3.1(o) lists the following contracts and other agreements to which Timefire is a party:
(1) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(2) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Timefire, or involve consideration in excess of $25,000;

(3) any agreement concerning a partnership or joint venture;

(4) any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(5) any agreement concerning confidentiality or noncompetition other than with clients and vendors in the Ordinary Course of Business;

(6) other than as set forth in Section 3(w) with respect to its employees, any profit sharing, unit option, unit purchase, unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

(7) any collective bargaining agreement;

(8) any agreement other than on an employment-at-will basis for the employment of any individual on a full‑time, part-time, consulting, or other basis or providing severance benefits;

(9) any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business as of the Closing;

(10) any agreement under which the consequences of a default or termination may have a Material Adverse Effect on Timefire; or

(11) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

Timefire has delivered to ENTK a correct and complete copy of each written agreement listed in Schedule 3.1(o).  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) Timefire has not received written notice from the counterparty that it is in breach or default; and (iii) no party has repudiated any provision of the agreement.

(p) Title to Assets; Real Property.
(1) Timefire has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Timefire Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):

(A) liens for Taxes not yet due and payable;

(B) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Timefire;

(C) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of Timefire; or

(D) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of Timefire.

(2) Schedule 3.1(p) lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by Timefire, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Timefire has delivered or made available to ENTK true, complete and correct copies of the deeds and other instruments (as recorded) by which Timefire acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Timefire and relating to the Real Property.  With respect to leased Real Property, Timefire has delivered or made available to ENTK true, complete and correct copies of any leases affecting the Real Property. Timefire is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of Timefire's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Knowledge of each respective Manager, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(3) Condition And Sufficiency of Assets.  The assets of Timefire reflected in the Balance Sheet or acquired after the date thereof (but excluding inventory sold since the date thereof in the ordinary course of business) are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, except for obsolete assets that are not material to the business of Timefire. The assets of Timefire owned, leased or licensed by Timefire comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in the conduct of the business of Timefire and are sufficient for the continued conduct of Timefire's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Timefire as currently conducted.

(q) Guaranties. Timefire is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.
(r) Insurance.  With respect to each insurance policy of Timefire which is presently in effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of each respective Manager, neither it nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices); and (C) no party to the policy has repudiated any provision thereof.
(s) Financial Statements.  Timefire has delivered to ENTK on behalf of Timefire (i) audited balance sheets and statements of profit and loss, cash flows and Members' equity as of and for the fiscal years ended December 31, 2014 and December 31, 2015 and (ii) unaudited balance sheets and statements of profit and loss for the period January 1, 2016 through June 30, 2016 (the "Most Recent Financial Statements").  The above mentioned financial statements shall be referred to collectively as the "Timefire Financial Statements."  Timefire Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Most Recent Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Timefire Financial Statements).  The balance sheet of Timefire as of December 31, 2015 is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date" and the balance sheet of Timefire as of June 30, 2016, is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". Timefire maintains a standard system of accounting established and administered in accordance with GAAP. The Timefire Financial Statements have been prepared based on information derived from the books and records of Timefire and present fairly the financial condition, results of operations,  changes in financial position of Timefire, and Members' equity at the dates and for the periods indicated, do not contain any untrue statements or omit to state any material fact necessary to make the Timefire Financial Statements not misleading, and have been prepared in conformity with GAAP consistently applied.

(t) Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 3.1(s), since December 31, 2015:
(1) Timefire has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business and except for any pre-closing distribution;

(2) Timefire has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(3) No party (including Timefire) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which Timefire is a party or by which any of them is bound;

(4) Timefire has not imposed or allowed to occur any Encumbrance upon any of its material assets, tangible or intangible other than in the Ordinary Course of Business;

(5) Timefire has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(6) Timefire has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(7) Timefire has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or in the aggregate;

(8) Timefire has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(9) Timefire has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) both involving more than $25,000 and outside the Ordinary Course of Business;

(10) Timefire has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(11) There has been no change made or authorized in the Articles of Organization or Operating Agreement of Timefire;

(12) Timefire has not issued, sold, or otherwise disposed of any Common Stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise);

(13) Timefire has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its material property other than in the Ordinary Course of Business;

(14) Timefire has not made any loan to, or entered into any other transaction with, any of its Managers, officers, or employees outside the Ordinary Course of Business;

(15) Timefire has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any significant employees other than in the Ordinary Course of Business;

(16) Timefire has not granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(17) Timefire has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other employee benefit plan) other than in the Ordinary Course of Business;

(18) Timefire has not made any other material change in employment terms for any of its managers, officers, or employees outside the Ordinary Course of Business;

(19) Timefire has not made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business;

(20) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Timefire;

(21) Timefire has not discharged a material liability or security interest outside the Ordinary Course of Business;

(22) Timefire has not disclosed any confidential information without a non-disclosure agreement;

(23) no customer or supplier has terminated any agreement of given notice that it may or will cease to do any business or do less business with Timefire; or

(24) Timefire has not committed to any of the foregoing.

(u) Undisclosed Liabilities.  Except as set forth in the Timefire Financial Statements or Schedule 3.1(u), Timefire has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities included in the Most Recent Financial Statements, (ii) Liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (iii) normal or recurring Liabilities in the Ordinary Course of Business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Timefire, and (iv) Liabilities under this Agreement.  Notwithstanding the preceding, as of the time of Closing, all outstanding debt and payroll obligations of Timefire shall have been converted to equity or otherwise satisfied in full.
(v) Customers and Suppliers.
(1) Timefire has generated revenue from one customer.

(2) Schedule 3.1(v) sets forth (a) each supplier to whom Timefire has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (b) the amount of purchases from each Material Supplier during such periods. Timefire has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Timefire or to otherwise terminate or materially reduce its relationship with Timefire.

(w) Employees.
(1) With respect to the business of Timefire:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(C) to the Knowledge of each respective Manager, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of each respective Manager, threatened;

(E) there is no workmen's compensation liability, experience or matter outside the Ordinary Course of Business; and

(F) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Timefire (or its employees, officers or managers) of any law, regulation or contract.

(2) Except as set forth in Schedule 3.1(w), (A) there are no employment contracts or severance agreements with any employees of Timefire, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Timefire.  True and complete copies of all such documents have been provided to ENTK prior to the date of this Agreement.

(3) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied. Within the past five most recent fiscal years, Timefire have not has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the "WARN Act"), and no such action will be implemented without advance notification to ENTK.

(4) No employment agreement of Timefire contains any severance, change of control or similar type of provision which would trigger a payment by ENTK following consummation of the transactions contemplated by this Agreement.

(x) Notes and Accounts Receivable.  All notes and accounts receivable of Timefire are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Timefire.
(y) Books and Records. The minute books and unit record books of Timefire, all of which have been made available to ENTK, are complete and correct in all material respects and have been maintained, in electronic form, in accordance with sound business practices. The minute books of Timefire contain accurate records of all meetings, and actions taken by written consent of, the Members, the Managers and any committees of Timefire Managers, and for at least the past five years no meeting, or action taken by written consent, of any such Members, Timefire Managers or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Timefire.
(z) Related Party Transactions.  No Manager or officer of Timefire or any person owning 5% or more of the Timefire equity (or any of such person's immediate family members or Affiliates or associates) is a party to any contract with or binding upon Timefire or any of its assets, rights or properties or has any interest in any property owned by Timefire or has engaged in any transaction with any of the foregoing within the last 12 months. To the Knowledge of each respective Manager, no Member nor any Affiliate of any Member or Timefire owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with Timefire or (b) engaged in competition with Timefire with respect to any line of ownership of the products or services of Timefire in any market presently served by Timefire, except for less than 1% of the outstanding capital stock of any competing business that is publicly-traded on any recognized exchange or in the over-the-counter market.  Other than the contracts relating to the ownership of Timefire Units by the Members and contracts relating to employment, copies of which have been made available to ENTK, no Member, nor any Affiliate of any Member or Timefire, is a party to any contract with, or has any claim or right against Timefire.

(aa) Governmental Authorizations.  Timefire has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Laws for the ownership of Timefire's properties and operation of its business as presently operated.  No suspension, nonrenewal or cancellation of any of such permits is pending or threatened, and there is no reasonable basis therefor.  Timefire is not in conflict with, or in material default or violation of any such permits.
(bb) Disclosure.  No statement, representation or warranty by Timefire in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading.  There is no fact known to the Knowledge of each respective Manager which has specific application to Timefire or, so far as the Manager can reasonably foresee, materially threatens in the future, the value of the assets, business, prospects, financial condition or results of operations of the business which has not been set forth in this Agreement or the Schedules hereto.
(cc) Survival.  The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF ENTK AND MERGER SUB
4.1 ENTK and Merger Sub represent and warrant to Timefire that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as modified by the Disclosure Schedules of ENTK attached to this Agreement. Except as set forth on the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall quality any representation made herein only to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules   or to the extent that such qualification is reasonably apparent. :
(a) Subsidiaries.  All of the direct and indirect Subsidiaries of ENTK and ENTK's ownership interests therein are set forth on Schedule 4.1(a).  ENTK owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.
(b) Organization and Qualification.  ENTK and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither ENTK nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of ENTK and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a Material Adverse Effect ENTK and the Subsidiaries taken as a whole,  or (iii) a material adverse effect on ENTK's ability to perform in any material respect on a timely basis its obligations under any Transaction Document, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Binding Obligations.  Each of ENTK and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by each of ENTK and Merger Sub and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of ENTK's Board of Directors, Merger Sub's Board of Directors, and Merger Sub's shareholder, and no further action is required by ENTK, Merger Sub, either entity's Board of Directors or either entity's  shareholders in connection herewith or therewith other than in making such filings with the Nevada Secretary of State as are set forth on Schedule 4.1(c) hereto (the "ENTK Required Approvals"). This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by each of ENTK and Merger Sub and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of ENTK and Merger Sub enforceable against ENTK and Merger Sub in accordance with its terms.
(d) No Conflicts.  The execution, delivery and performance by each of ENTK and Merger Sub of this Agreement, the issuance of the Timefire Merger Consideration and the consummation by it of the transactions contemplated hereby to which it is a party do not and will not: (i) conflict with or violate any provision of ENTK's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) subject to ENTK Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of ENTK or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing ENTK or Subsidiary debt or otherwise) or other understanding to which ENTK or any Subsidiary is a party or by which any property or asset of ENTK or any Subsidiary is bound or affected, or (iii) subject to the ENTK Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which ENTK or a Subsidiary is subject (including federal and state securities Laws and regulations), or by which any property or asset of ENTK or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals.
(1) ENTK is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by ENTK of this Agreement, other than the filing with the Nevada Secretary of State of an amendment to the articles of incorporation to change ENTK's name pursuant to this Agreement and (ii) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities Laws.
(2) Merger Sub is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Merger Sub of this Agreement, other (i) the filing with the Nevada Secretary of State of Articles of Merger pursuant to this Agreement and (ii) the approval of its shareholders.
(f) Issuance of the Shares.  The shares of ENTK Common Stock to be issued to Timefire Members are duly authorized and, when issued in exchange for the Timeshare Units in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by ENTK.
(g) Certain Fees.  No brokerage, finder's fees, commissions or due diligence fees are or will be payable by ENTK or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Members shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.1(g) that may be due in connection with the transactions contemplated by this Agreement.
(h) Capitalization.
(1) The authorized capital stock of ENTK and of Merger Sub, as of the date hereof is set forth on Schedule 4.1(h).

(2) Except as disclosed on Schedule 4.1(h), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or equity holders agreements, or arrangements or agreements of any kind for the purchase or acquisition from ENTK or any Subsidiary or any of its equity interest.  Except as disclosed on Schedule 4.1(h), neither the issuance of the Timefire Merger Consideration, nor the consummation of any transactions contemplated hereby will result in a change in the price or number of any equity interests of ENTK under anti-dilution or other similar provisions contained in or affecting any such securities.

(3) Except as disclosed on Schedule 4.1(h), all issued and outstanding shares of ENTK's Common Stock and Merger Sub's common stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of equity interests.

(4) The rights, preferences, privileges and restriction of the shares of each of ENTK's and Merger Sub's securities are as stated in their certificate or articles of incorporation.  The ENTK Merger Consideration will be issued in compliance with the provisions of this Agreement and each of ENTK's and Merger Sub's certificate or articles of incorporation, will be validly issued, fully paid and non-assessable, and will be free of any Encumbrances; provided, however, that such securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
(i) Litigation.  There are no Actions pending or, to the Knowledge of ENTK, threatened by or against ENTK or any of its Subsidiaries involving more than, individually or in the aggregate, $25,000.  There is no Action, pending or, to the Knowledge of ENTK, threatened against or affecting ENTK before or by any Governmental Authority which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the issuance of the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither ENTK nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of ENTK, there is not pending or contemplated, any investigation by the SEC involving ENTK or any current or former director or officer of ENTK.
(j) Bad Actors.  No "covered person" (as such term is defined in Regulation D) of ENTK is subject to any disqualification under Rule 506(d) of Regulation D under the Securities Act.
(k) Compliance with Laws.
(1) ENTK has complied, and is currently in compliance with, all Laws having jurisdiction over its business and properties, except for any instance of non-compliance that has not had, and would not reasonably be expected to have, a Material Adverse Effect. ENTK has all permits, licenses and franchises from governmental agencies required to conduct its businesses as now being conducted, except for those the absence of which has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ENTK.
(2) Neither ENTK, any Subsidiary nor any of its directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and ENTK has conducted its business in compliance with the FCPA.
(3) Neither ENTK, any Subsidiary nor any of their directors, officers, employees or agents has taken any action, directly or indirectly, that would result in a violation by such persons of other United States Laws, including, without limitation, offered, paid, promised to pay or authorized the payment of any money or offer, gift, promise to give, or authorized the giving of anything of value to (A) any official or any government of the United States or any state or local instrumentality or (B) any corporation, limited liability company or other entity.

(l) Intellectual Property.
(1) ENTK owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of ENTK as presently conducted.  ENTK has provided the Member a true and complete copy of each such written license, sublicense, agreement or permission.

(2) The Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties, and ENTK has no Knowledge that facts exist which indicate a likelihood of the foregoing.  ENTK has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that ENTK must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of ENTK, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of ENTK.

(3) ENTK has no pending patent applications or applications for registration that it has made with respect to any Intellectual Property.  Schedule 4.1(l) identifies each license, sublicense, agreement, or other permission that ENTK has granted to any third party with respect to any of such Intellectual Property (together with any exceptions).  ENTK has delivered to the Member correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) ("Intellectual Property Agreements").  Schedule 4.1(l) also identifies each registered and unregistered trademark, service mark, trade name, corporate name, URLs or Internet domain name used by ENTK in connection with its business and which is not licensed from a third party. With respect to each item of Intellectual Property required to be identified in Schedule 4.1(l):

(A) ENTK owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction or limitation regarding use or disclosure other than as set forth in the applicable Intellectual Property Agreement;

(B) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of ENTK, is threatened that challenges the legality, validity, enforceability, use, or ownership by ENTK; and

(D) ENTK has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(4) Schedule 4.1(l)(4) identifies each item of Intellectual Property that any third party owns and that ENTK uses pursuant to license, sublicense, agreement, or permission, excluding off-the-shelf software purchased or licensed by ENTK.  ENTK has delivered to the Member correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date) (each, a "Licensed Intellectual Property Agreement"). With respect to each Licensed Intellectual Property Agreement:

(A) The Licensed Intellectual Property Agreement is legal, valid, binding, enforceable, and in full force and effect;

(B) No party to the Licensed Intellectual Property Agreement is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder, which as to any such breach, default or event could have a Material Adverse Effect on ENTK;

(C) No party to such Licensed Intellectual Property Agreement has repudiated any provision thereof;

(D) Except as set forth in such Licensed Intellectual Property Agreement, ENTK has not received written or verbal notice or otherwise has Knowledge that the underlying item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(E) Except as set forth on Schedule 4.1(l)(4), ENTK has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(5) ENTK has complied with and is presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any personal identifiable information.

(6) Each Person who participated in the creation, conception, invention or development of the Intellectual Property currently used in the business of ENTK (each, a "Developer") which is not licensed from third parties has executed one or more agreements containing industry standard confidentiality, work for hire and assignment provisions, whereby the Developer has assigned to ENTK all copyrights, patent rights, Intellectual Property rights and other rights in the Intellectual Property, including all rights in the Intellectual Property that existed prior to the assignment of rights by such Person to ENTK.  ENTK has provided to Timefire copies of any such agreements and assignments from each such Developer (collectively, the "Developer Agreements").

(7) Each Developer has signed a perpetual non-disclosure agreement with ENTK.  ENTK has provided, or will provide prior to Closing, to Timefire copies any such non-disclosure agreements from each such Person, if any.

(m) Title to Property.  ENTK has good and valid title to all of its respective properties, interests in properties and assets, real and personal, reflected in the ENTK Financial Statements or acquired thereafter, and has valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, Encumbrances, security interests, pledges, charges or encumbrances of any kind or character, except (i) Encumbrances for current Taxes not yet due and payable, (ii) such imperfections of title, Encumbrances and easements as do not and will not materially detract from or interfere in any material respect with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) Encumbrances securing debt reflected in ENTK Financial Statements, (iv) Encumbrances recorded pursuant to any Environmental Law or (v) Encumbrances or failures to have good and valid title which have not had, or could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect on ENTK.
(n) Benefit Plans.  Except as set forth on Schedule 4.1(n), ENTK has not adopted any employee benefit plans.
(1) Each such benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such benefit plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(2) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such benefit plan. The requirements of COBRA have been met with respect to each such benefit plan.

(3) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such benefit plan that is an employee pension benefit plan under ERISA §3(2) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such benefit plan or accrued in accordance with the past custom and practice of ENTK. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such benefit plan that is an employee welfare benefit plan under ERISA §3(1).

(4) Each such benefit plan that is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination from the Internal Revenue Service that such benefit plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such benefit plan. All such benefit plans have been timely amended for all such requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period.

(5) There have been no prohibited transactions with respect to any such benefit plan. To the Knowledge of ENTK, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such benefit plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such benefit plan (other than routine claims for benefits) is pending or, to the Knowledge of ENTK, threatened.

(6) To the Knowledge of ENTK (i) no employee benefit plan is a Deferred Compensation Plan; (ii) each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code; and (iii) ENTK has not (a) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (b) granted to any person an interest in any Deferred Compensation Plan which interest has or will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (c) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4) of the Code.

(o) Tax Matters. As used in this Section 4.1(o), all references to ENTK include its Subsidiaries unless otherwise specified.
(1) ENTK has filed all Tax Returns that each was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on ENTK.  No claim has ever been made by an authority in a jurisdiction where ENTK does not file Tax Returns that either is or may be subject to taxation by that jurisdiction.  There are no security interests on any of the assets of ENTK that arose in connection with any failure (or alleged failure) to pay any Tax.

(2) ENTK has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(3) ENTK has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(4) ENTK is not  liable for Taxes of any other Person nor is either a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(5) ENTK has not been a member of an affiliated group filing a consolidated federal Tax Return.

(6) No Encumbrances for Taxes exist with respect to any assets or properties of ENTK, except for Encumbrances for Taxes not yet due.

(7) Except as set forth in Schedule 4.1(o), no material Tax Return of ENTK is under audit or to the Knowledge of ENTK, examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by ENTK.  Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid.  No material issues relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  No claim has ever been made by an authority in a jurisdiction where ENTK files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(8) ENTK shall not be required to include in a taxable period ending after the Closing  Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of an open transaction, the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code, or comparable provisions of state, local or foreign Tax Law.

(9) ENTK is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(10) ENTK has not entered into any sale leaseback or any leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law).

(11) ENTK is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(12) All material elections with respect to Taxes affecting ENTK are disclosed or attached to its Tax Returns.

(13) There are no private letter rulings in respect of any tax pending between ENTK and any taxing authority.

(p) Environmental, Health, and Safety Matters.

(1) ENTK is in compliance with the EHSR, other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect in respect of ENTK.

(2) Without limiting the generality of the foregoing, ENTK has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to the EHSR for the occupation of its facilities and the operation of its business.

(3) ENTK has not received any written or oral notice, report or other information regarding any actual or alleged violation of the EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under the EHSR.

(4) To the Knowledge of ENTK, none of the following exists at any property or facility owned or operated by ENTK: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, (iv) groundwater monitoring wells, drinking water wells, or production water wells, or (v) landfills, surface impoundments, or disposal areas.

(5) ENTK has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, mobile or cellular telephones or electronic devices, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980,  the Solid Waste Disposal Act, or any other EHSR.

(6) ENTK has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is or will become subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(7) ENTK has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to the EHSR.

(8) No facts, events, or conditions relating to the past or present facilities, properties, or operations of ENTK will prevent, hinder, or limit continued compliance with the EHSR, give rise to any investigatory, remedial, or corrective obligations pursuant to the EHSR, or give rise to any other Liabilities pursuant to the EHSR, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(9) ENTK has never obtained, possessed or authorized any environmental audits, reports, and other material environmental documents relating to its past or current properties, facilities, or operations.

(q) Contracts.  Schedule 4.1(q) lists the following contracts and other agreements to which ENTK or Merger Sub is a party:
(1) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(2) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to ENTK, or involve consideration in excess of $25,000;

(3) any agreement concerning a partnership or joint venture;

(4) any material agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

(5) any agreement concerning confidentiality or noncompetition other than with clients and vendors in the Ordinary Course of Business;

(6) other than as set forth in Section 4.1(x) with respect to its employees, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(7) any collective bargaining agreement;

(8) any agreement other than on an employment-at-will basis for the employment of any individual on a full‑time, part-time, consulting, or other basis or providing severance benefits;

(9) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business as of the Closing;

(10) any agreement under which the consequences of a default or termination may have a Material Adverse Effect on ENTK; or

(11) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

ENTK has delivered to Timefire a correct and complete copy of each written agreement listed in Schedule 4.1(q).  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) ENTK has not received written notice from the counterparty that it or any Subsidiary is in breach or default; and (iii) no party has repudiated any provision of the agreement.

(r) Real Property.  ENTK does not own any real property.  Schedule 4.1(r) lists all real property leased or subleased to ENTK.  ENTK has delivered to Timefire or its counsel correct and complete copies of the leases and subleases listed in Schedule 4.1(r).  With respect to each lease and sublease listed in Schedule 4.1(r), except as otherwise stated therein:
(1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(2) to the Knowledge of ENTK, no party to the lease or sublease is in material breach or material default; and

(3) to the Knowledge of ENTK, no party to the lease or sublease has repudiated any material provision thereof;

(s) Guaranties. ENTK is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other Person.
(t) Insurance.  With respect to each insurance policy of ENTK which is presently in effect: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) to the Knowledge of ENTK, neither it nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices); and (C) no party to the policy has repudiated any provision thereof.
(u) SEC Reports; Financial Statements.
(1) To its Knowledge since January 1, 2014, ENTK has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date this representation is made including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein are referred to as the "SEC Reports").  ENTK has made available to Timefire or their respective representatives, or filed and made publicly available on EDGAR no less than five days prior to the date this representation is made, true and complete copies of the SEC Reports.  Except as set forth on Schedule 4.1(u), each of the SEC Reports was filed with the SEC within the time frames prescribed by the SEC for the filing of such SEC Reports (including any extensions of such time frames permitted by Rule 12b-25 under the Exchange Act pursuant to timely filed Forms 12b-25) such that each filing was timely filed (or deemed timely filed pursuant to Rule 12b-25 under the Exchange Act) with the SEC.  Except as set forth in Schedule 4.1(u), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Reports.  Except as set forth in Schedule 4.1(u), none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the filing of the SEC Reports, except as set forth on Schedule 4.1(u), no event has occurred that would require an amendment or supplement to any of the SEC Reports and as to which such an amendment has not been filed and made publicly available on the SEC's EDGAR system no less than five (5) days prior to the date this representation is made.  Except as set forth on Schedule 4.1(u), ENTK has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(2) As of their respective dates, the consolidated financial statements of ENTK and its Subsidiaries included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, except as reflected on Schedule 4.1(u).  Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto,  (ii) in the case of unaudited interim statements, to the extent they may be subject to normal year-end adjustments, may exclude footnotes or may be condensed or summary statements, or (iii) as reflected on Schedule 4.1(u) ) and fairly present in all material respects the financial position of ENTK as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), except as reflected on Schedule 4.1(u).  The accounting firm that expressed its opinion with respect to the consolidated financial statements included in ENTK's most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in ENTK's most recently filed quarterly report on Form 10-Q, independent of ENTK pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was (or is, as applicable) otherwise qualified to render such opinion under applicable law and the rules and regulations of the SEC.  There is no transaction, arrangement or other relationship between ENTK and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by ENTK in its reports pursuant to the Exchange Act that has not been so disclosed in the SEC Reports prior to the date of this Agreement.
(v) Events Subsequent to Most Recent Fiscal Year End.  Except as set forth on Schedule 4.1(v), since December 31, 2015:
(1) ENTK has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business and except for any pre-closing distribution;

(2) ENTK has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(3) No party (including ENTK) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which ENTK is a party or by which any of them is bound;

(4) ENTK has not imposed or allowed to occur any Encumbrance upon any of its material assets, tangible or intangible other than in the Ordinary Course of Business;

(5) ENTK has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 and outside the Ordinary Course of Business;

(6) ENTK has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000 and outside the Ordinary Course of Business;

(7) ENTK has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or in the aggregate;

(8) ENTK has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(9) ENTK has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) both involving more than $25,000 and outside the Ordinary Course of Business;

(10) ENTK has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(11) There has been no change made or authorized in the Certificate or Articles of Incorporation or Bylaws of ENTK;

(12)  ENTK has not issued, sold, or otherwise disposed of any Common Stock or other securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise);

(13) ENTK has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its material property other than in the Ordinary Course of Business;

(14) ENTK has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

(15) ENTK has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement with any significant employees other than in the Ordinary Course of Business;

(16) ENTK has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(17) ENTK has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan) other than in the Ordinary Course of Business;

(18) ENTK has not made any other material change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(19) ENTK has not made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business;

(20) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving ENTK;

(21) ENTK has not discharged a material liability or security interest outside the Ordinary Course of Business;

(22) ENTK has not disclosed any confidential information without a non-disclosure agreement;

(23) no customer or supplier has terminated any agreement of given notice that it may or will cease to do any business or do less business with ENTK; or

(24) ENTK has not committed to any of the foregoing.

(w) Undisclosed Liabilities.  Except as set forth in the ENTK Financial Statements or Schedule 4.1(w), ENTK has no Liabilities (absolute, accrued, contingent or otherwise) other than (i) Liabilities of a nature not required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, (ii) normal or recurring Liabilities in the Ordinary Course of Business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on ENTK, and (iii) Liabilities under this Agreement.
(x) Employees.
(1) With respect to the business of ENTK:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(C) to the Knowledge of ENTK, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of ENTK, threatened;

(E) there is no workmen's compensation liability, experience or matter outside the Ordinary Course of Business; and

(F) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by ENTK (or its employees, officers or directors) of any law, regulation or contract.

(2) Except as set forth in Schedule 4.1(x), (i) there are no employment contracts or severance agreements with any employees of ENTK, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of ENTK.  True and complete copies of all such documents have been provided to the Member prior to the date of this Agreement.

(3) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, as of the Closing Date, satisfied. Within the past five most recent fiscal years, ENTK have not has implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to the Member.

(4) No employment agreement of ENTK contains any severance, change of control or similar type of provision which would trigger a payment by the Member following consummation of the transactions contemplated by this Agreement.

(y) Notes and Accounts Receivable.  All notes and accounts receivable of ENTK are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with its terms at its recorded amounts, subject only to the reserve for bad debts set forth on the face of ENTK Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ENTK.
(z) Related Party Transactions.  Except as set forth on Schedule 4.1(z), no officer, director or supervisory employee (or any of such Person's immediate family members or Affiliates or associates) is a party to any contract with or binding upon ENTK or any of its assets, rights or properties or has any interest in any property owned by ENTK or has engaged in any transactions with any of the foregoing within the last 12 months.  To the Knowledge of ENTK, no officer, director or supervisory employee owns, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a financial interest in any transaction with ENTK or (ii) engaged in competition with ENTK with respect to any line of ownership of the products or services of ENTK in any market presently served by ENTK, except for less than 1% of the outstanding common stock of any competing business that is publicly-traded on any recognized exchange or in the over-the-counter market.
(aa) Governmental Authorizations.  ENTK has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Laws for the ownership of ENTK's properties and operation of its business as presently operated.  No suspension, nonrenewal or cancellation of any of such permits is pending or threatened, and there is no reasonable basis therefor.  ENTK is not in conflict with, or in material default or violation of any such permits.
(bb) Disclosure.  No statement, representation or warranty by ENTK in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading.  There is no fact known to the Knowledge of ENTK which has specific application to ENTK or, so far as ENTK can reasonably foresee, materially threatens in the future, the value of the assets, business, prospects, financial condition or results of operations of the business which has not been set forth in this Agreement or the Schedules hereto.

(cc) Survival.  The foregoing representations and warranties shall survive the Closing Date through the General Expiration Date.
ARTICLE V
 COVENANTS
5.1 Indemnification.
(a) Indemnification of Directors and Officers. The articles of incorporation and bylaws of ENTK following the Effective Time will contain provisions with respect to exculpation and indemnification and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who following the Effective Time are directors, officers, employees or agents of ENTK unless such modification is required by Law.  In addition, from and after the Effective Time, ENTK shall, and shall cause its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to this Section 5.1 pursuant to the procedures set forth, and to the fullest extent provided in the certificate or articles of incorporation and bylaws in effect immediately prior to the Effective Time or existing indemnification agreements; provided, however, that, prior to any such advance, any Indemnified Party to whom expenses are advanced shall sign a written undertaking to repay such advanced expenses as soon as reasonably practicable if it is ultimately determined that such Indemnified Party is not entitled to indemnification or advancement.  Further, from and after the Effective Time, ENTK shall not, and shall cause its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim, with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time (with respect to which indemnification could be sought by such Indemnified Party under the Nevada Revised Statutes, the indemnification provisions in ENTK's articles of incorporation and bylaws in effect immediately prior to the Effective Time or any indemnification agreement), brought against any Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing and ENTK shall, and shall cause its Subsidiaries to, cooperate in the defense of any such matter.
(b) Indemnification for Breach of Agreement.
(1) Breach by Timefire or Timefire Manager. Subject to Section 5.3, in the event that Timefire or a Timefire Manager breaches any of his  representations, warranties, and covenants contained in the Agreement or in any certificate or affidavit delivered pursuant to this Agreement at or prior to the Closing, and, provided that ENTK makes a written claim for indemnification against Timefire or such Timefire Manager, as the case may be, prior to the one-year anniversary of the Closing Date (such date, the "General Expiration Date"), then the Timefire Managers limited to and only in their capacity as Managers of Timefire, respectively, agree as a condition of all Members including such Managers receiving delivery of the Timefire Merger Consideration to indemnify ENTK from and against the entirety of any Adverse Consequences ENTK may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach by Timefire and  the Timefire Manager, respectively, in accordance with the procedure described in Section 5.2.

(2) Breach by ENTK. Subject to Section 5.3, in the event ENTK breaches any of its representations, warranties, and covenants contained in the Agreement or in any certificate or affidavit delivered by ENTK at or prior to the Closing pursuant to this Agreement, and, provided that any Timefire Manager makes a written claim for indemnification against ENTK prior to the General Expiration Date, then ENTK agrees to indemnify the Timefire  Members from and against the entirety of any Adverse Consequences the Timefire Members may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to or caused by the breach by ENTK in accordance with the procedure described in Section 5.2.
(c) ENTK shall enter into indemnification agreements with each officer and director of Timefire in the form annexed as Exhibit F.
(d) In the event ENTK consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of ENTK shall assume the obligations set forth in this Section 5.1.
(e) This Section 5.1 is intended for the irrevocable benefit of, and to grant third party rights to, Indemnified Parties and shall be binding on all successors and assigns of ENTK.  This Section 5.1 shall not be amended in a manner that is adverse to the Indemnified Parties (including their successors and heirs) or terminated without the consent of each of the Indemnified Parties (including their successors and heirs) affected thereby.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.1.  ENTK shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.1.  The provisions of this Section 5.1 shall survive the consummation of the Merger.
(f) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to this Article V is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Parties  shall contribute to the losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by ENTK on the one hand, and the Timefire  Members  on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this Section 5.1(f) is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of ENTK on the one hand, and the Timefire Managers (or if applicable, the Timefire Members) on the other hand, in connection with the statements, acts or omissions which resulted in such losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.

5.2 Third Party Claims; Procedure.

(a) Promptly (and in any event within five days after the service of any summons or other document) after acquiring knowledge of any third party Claim for which one or more of the Parties (the "Indemnified Party") may seek indemnification against other Parties (the "Indemnifying Party") pursuant to this Article V, the Indemnified Party shall give written notice thereof to the Indemnifying Party.  Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Section 5.2, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim or otherwise respond to the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the Claim; otherwise, the Indemnified Party shall have no right to settle or compromise any Claim.  The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

(b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article V, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

(c) In the event that the Claim is asserted by one of the Parties to this Agreement either based on a direct Claim by a Party or a third party Claim, the procedure set forth in this Section 5.2(c) shall control. The ENTK Designees or the Timefire Designees (or their successors), as those terms are defined herein, may initiate an arbitration proceeding (pursuant to Section 7.12) on behalf of ENTK or the Timefire Members, as the case may be, alleging a breach of this Agreement and seeking to reduce or increase the Timefire Merger Consideration as a result of the breach, pursuant to and subject to Section 5.3. Such arbitration proceeding shall be pursuant to the terms and procedures as set forth below in Section 7.7.

(d) For purposes of this Agreement the ENTK Designee shall be authorized to provide notices on behalf of ENTK following the Closing and the Timefire Designees shall be authorized to provide notices on behalf of Timefire.

5.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained herein, except as provided in this Section 5.3, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this Article V unless the Claim, or the aggregate amount of all Claims made by the Indemnified Party hereunder, equals or exceeds $50,000 (in which case all of such Claim or Claims back to the first dollar will be recoverable).

(b) Any recovery on the account of any indemnification including any additional shares of ENTK Common Stock issued or issuable hereunder shall be applied and allocated ratably to all Timefire Members based on the proportional Timefire Merger Consideration initially issued to the Timefire Members.

(c) Subject to Sections 5.3(d)(ii), the Parties agree that the right of each Indemnified Party to make Claims pursuant to Sections 5.1(a) and 5.1(b)  shall survive the Closing until 11:59 p.m. on the date that is one year following the Closing Date (the "General Expiration Date"); provided, however, that if, at any time prior to the General Expiration Date, any Indemnified Party delivers to the Indemnifying Party a written notice asserting in good faith a Claim for recovery under Section 5.1(a) or 5.1(b), then the Claim asserted in such notice shall survive the General Expiration Date until such time as such Claim is fully and finally resolved.

(d) The Parties agree that the indemnification right set forth in this Agreement shall be the Parties' sole and exclusive remedy with respect to the transactions contemplated by this Agreement, except for specific performance or other equitable remedy.  In no event shall a Manager be held accountable or have any indemnification obligations on the account of any fraud committed by any other Manager unless such Manager had actual knowledge that such fraud was being committed.

(e) In the event of any reclassification, recapitalization, stock split, stock dividend (including any dividend or distribution of securities convertible into ENTK Common Stock) or subdivision with respect to ENTK Common Stock, any change or conversion of ENTK Common Stock into other securities, any other dividend or distribution with respect to the ENTK Common Stock (or if a record date with respect to any of the foregoing should occur), after the date of this Agreement, appropriate and proportionate equitable adjustments shall be made to the number of shares of ENTK Common Stock issuable for indemnification purposes pursuant to this Agreement.

5.4 RSUs and Equity Incentive Plan. At or prior to the Effective Time, ENTK shall establish an Equity Incentive Plan covering 33,000,000 shares of Common Stock and shall issue Jonathan Read 5,000,000 RSUs, of which 1,666,667 shall be fully vested upon grant and the remainder shall vest in two equal annual installments, with delivery of all RSUs to occur two years following the date of grant. The RSUs will be granted under the terms of the 2016 Equity Incentive Plan, a copy of which is annexed as Exhibit G, which will be adopted at or prior to the Effective Time.

5.5 Tax Treatment.  Each Party shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.
5.6 Employment Agreements. At the Effective Time, ENTK shall enter into an employment agreement with each of Jeffrey Rassas, Jonathan Read, and John Wise, in the form agreed between ENTK and each such Person on or before the date hereof (the "Employment Agreements").

5.7 Officers and Directors.
(a) ENTK shall take such action as may be necessary such that at the Effective Time, (i) the number of directors who may serve on the ENTK Board of Directors shall be set at five, and (ii) the following persons shall be appointed as the directors of ENTK, each of whom shall serve until their respective successors are duly elected or appointed and qualified subject to compliance with Rule 14f-1 under the Exchange Act:
(1) Jonathan Read;
(2) One person designated by the ENTK Board (as constituted prior to the Effective Time) (together with Jonathan Read, the "ENTK Designees");
(3) Up to two persons designated by the Timefire Members (as constituted prior to the Effective Time) (the "Timefire Designees"); and
(4) One person mutually agreed upon by Jonathan Read and the Timefire Managers (as constituted prior to the Effective Time).
(b) ENTK shall take such action as may be necessary such that at the Effective Time, one of the Timefire Designees shall be unconditionally appointed to the ENTK Board of Directors and the following persons shall be appointed as the officers of ENTK, each of whom shall serve until their respective successors are duly appointed and qualified:
(1) Chief Executive Officer: Jonathan Read
(2) All other Executive Officers as shall be designated by the Timefire Managers (as constituted prior to the Effective Time).
5.8 Confidentiality. From and after the Closing, the Parties shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning ENTK and Timefire, except to the extent that any Party can show that such information (a) is generally available to and known by the public through no fault of the other Party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by any Party, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
5.9 Capital Raise. At the Effective Time, ENTK shall close on that certain Securities Purchase Agreement, dated as of the date of this Agreement, between ENTK and the other parties thereto, and shall have received $1,500,000 in gross proceeds thereunder.

5.10 ENTK Debt. Prior to the Closing, holders of $224,000 of principal of ENTK convertible notes shall have converted the notes including accrued interest. The remaining indebetness of ENTK of approximately $178,000 is owed by Texas Gulf Exploration & Production, Inc., a wholly-owned subsidiary of ENTK, as reflected in the Form 8-K dated July 21, 2016.
5.11 TimeFire Debt. Prior to, or simultaneously with, the Closing, Timefire shall have repaid and/or converted into Timefire Units or cancelled all outstanding debt of Timefire as of the date of this Agreement, as detailed on Schedule 5.11 hereto.  With regard to the $25,000 loan made to Timefire by one of its members for the August 15, 2016 payroll (the "Payroll Loan"), Timefire shall use $26,000 of the proceeds received under the Securities Purchase Agreement and ENTK shall issue a five-year warrant to purchase 50,000 shares of Common Stock at $.0580 per share to extinguish the Payroll Loan.
5.12 Amendment of ENTK  Articles of Incorporation. ENTK shall amend its articles of incorporation and effect both a name change of ENTK and the one-for-six reverse stock split as promptly as possible by gaining the necessary corporate and shareholder approval and filing a Schedule 14C with the SEC on or before 30 days following the Closing in accordance with applicable Laws to effect such reverse split on or before November 30, 2016.
5.13 Wagley Energy TEK J.V., LLC. The executive officers of ENTK shall cancel (or return to the treasury of ENTK) 20,000,000 shares of Common Stock currently in the name of Wagley Energy TEK J.V, LLC.
ARTICLE VI
 CLOSING CONDITIONS
6.1 Conditions to Timefire's Obligations to Close.  The obligations of Timefire under this Agreement are, at the option of Timefire, subject to the satisfaction of the following conditions on or before the Effective Time:
(a) Deliveries of ENTK. At or prior to Closing, ENTK shall deliver the following to the other Parties to this Agreement:
(1) This Agreement, duly executed by ENTK and Merger Sub.
(2) The Timefire Merger Consideration.
(3) A copy of the fully executed Securities Purchase Agreement described in Section 5.9, above, and all ancillary agreements and deliveries required under the Securities Purchase Agreement.
(4) A Secretary's Certificate of ENTK in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing certifying an attached copy of resolutions of the ENTK Board of Directors approving the Agreement, Securities Purchase Agreement, and all related transactions and filings, and appointing the persons designated in Section 5.7 above as the officers and directors of ENTK.
(5) The Employment Agreements described in Section 5.6, above, duly executed by ENTK.

(6) An Officer's Certificate of ENTK in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying (i) receipt of gross proceeds of at least $1,500,000 under the Securities Purchase Agreement, (ii) the conversion or elimination of all ENTK debt.
(7) A Secretary's Certificate in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying an attached copy of resolutions of the Merger Sub Board of Directors approving the Agreement, Securities Purchase Agreement, and all related transactions and filings.
(8) A Secretary's Certificate in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying an attached copy of resolutions of the shareholders of Merger Sub approving the Agreement and all related transactions and filings.
(9)  Evidence of the filing of the Articles of Merger with the Nevada Secretary of State merging Merger Sub into Timefire.
(10) Each Timefire Member shall have executed and delivered an investment letter in customary form.
(b) Officer's Certificate in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying that there has been no Material Adverse Effect with respect to ENTK or Merger Sub.
(c) Officer's Certificate in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying that the representations and warranties of ENTK and Merger Sub are true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and ENTK and Merger Sub have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by ENTK and Merger Sub at or prior to the Closing Date.
(d) ENTK and Merger Sub shall have obtained all ENTK Required Approvals.
6.2 Conditions to ENTK's Obligations to Close. The obligations of ENTK and Merger Sub under this Agreement are, at the option of ENTK and Merger Sub, subject to the satisfaction of the following conditions on or before the Effective Time:
(a) Deliveries of Timefire Management Committee and Managers. At or prior to Closing, each Manager shall deliver the following to the other Parties to this Agreement:
(1) This Agreement, duly executed by Timefire and the Timefire Managers.
(2) A Managers' Certificate in form and substance reasonably satisfactory to ENTK and its counsel, dated as of the Closing, certifying that all Timefire debt has been resolved in accordance with Section 5.11.

(3) An amended Operating Agreement reasonably satisfactory to ENTK which shall also appoint ENTK as Manager of Timefire.
(4) A Managers' Certificate in form and substance reasonably satisfactory to Timefire and its counsel, dated as of the Closing, certifying (i) an attached copy of resolutions of the Timefire Management Committee approving the Agreement, and all related transactions and filings and, where applicable, nominating the persons designated in Section 5.7 above as officers and one (1) director of ENTK, and (ii) an attached copy of resolutions of the Timefire Members approving the Agreement, and all related transactions and filings and, where applicable, nominating the persons designated in Section 5.7 above as directors of ENTK.
(5) The Employment Agreements described in Section 5.6, above, duly executed by the executives who are parties to each of the Employment Agreements.
(6) Evidence of the filing of the Statement of Merger with the Arizona Secretary of State merging Merger Sub into Timefire.
(7) A certificate of ENTK's Chief Executive Officer certifying that it has no indebtedness and it received at least $1,500,000 in gross proceeds pursuant to the Securities Purchase Agreement.
(8) Each Timefire Member has executed an accredited investor questionnaire reasonably satisfactory to ENTK.
(b) A Managers' Certificate in form and substance reasonably satisfactory to ENTK and its counsel, dated as of the Closing, certifying that there has been no Material Adverse Effect with respect to Timefire.
(c) A Managers' Certificate in form and substance reasonably satisfactory to ENTK and its counsel, dated as of the Closing, certifying that the representations and warranties of each of Timefire and the Timefire Managers shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and Timefire and the Timefire Managers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by each in this Agreement to be performed, satisfied or complied with by Timefire and the Timefire Managers at or prior to the Closing Date.
(d) Timefire shall have obtained all Timefire Required Approvals.
ARTICLE VII
 MISCELLANEOUS
7.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of each Party at any time prior to the Effective Time.

7.2 Waiver of Compliance; Consents.  Any failure of ENTK, a Timefire Member or a Timefire Manager to comply with any obligation, covenant, agreement or condition herein may be waived only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.
7.3 Survival; Investigations.  The respective representations and warranties of ENTK, and the Timefire Managers contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any Party hereto and shall not survive the Effective Time.
7.4 Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email followed by overnight next business day delivery as follows:
to ENTK:                                               EnergyTek Corp.
7960 E. Camelback Road, Suite 511
Scottsdale, Arizona 85251
Attention: Jonathan Read, Chief Executive Officer
Email:  jread@quadratum1.com

with a copy to:                                     Nason, Yeager, Gerson, White & Lioce, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida  33410
Attention:  Michael D. Harris, Esq.
Email:  mharris@nasonyeager.com

to Timefire:                                            Timefire LLC
5070 N. 40th Street, Suite 237
Phoenix, Arizona 85018
Attention: John Wise, Manager
Email: john@timefirevr.com

with a copy to:                                     Jeffrey R. Perry Law Firm, P.C.
Gainey Ranch Corporate Center
8777 N. Gainey Center Drive, Suite 191
Scottsdale, Arizona 85258
Attention:  Jeffrey Perry, Esq.
Email:  jeff@jrperrylaw.com

or to such other address as any of them, by notice to the other may designate from time to time.  Time shall be counted to, or from, as the case may be, the date of delivery.

7.5 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties hereto.
7.6 Governing Law.  This Agreement and all Actions arising out of or in connection with this Agreement, including any Actions alleging any Party committed any tort, shall be governed by and construed in accordance with the Laws of the State of Nevada without regard to the conflicts of law provisions of the State of Nevada or of any other state.
7.7 Dispute Resolution. Each Party to this Agreement irrevocably agrees that any legal action or proceeding arising out of or relating to this agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined only pursuant to binding arbitration in the State of Arizona in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect.  Arbitration will be conducted by one arbitrator, mutually selected by the Parties; provided, however, that if the Parties fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect.  The arbitrator may take into account interest and a Party's efforts to mitigate losses in calculating any liability.  The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 30 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing.  The Parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing.  The final decision of the arbitrator shall be furnished to the Parties in writing, shall constitute a conclusive determination of the issues in question, shall be binding upon the Parties and shall not be contested by any of them.  If a Party is determined by the arbitrator to be the substantially prevailing Party, then the aggregate dollar amount of the arbitrator's award to such prevailing Party shall be increased by the amount of the reasonable expenses (including attorneys' fees) of such prevailing Party, and the fees and expenses associated with the arbitration (including the arbitrator's fees and expenses).
7.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.9 Severability.  In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a Party hereto, it shall be adjusted if possible to effect the intent of the Parties.  In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such final determination shall have been made.
7.10 Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.  The word "including" shall be deemed to mean "including without limitation."

7.11 Entire Agreement.  This Agreement and the Disclosure Schedules embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.
7.12 Rules of Construction.  Each Party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the Party drafting the Agreement.

[Signature Pages Follow]

 IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be signed by their respective duly authorized officers and managers as of the date first above written.

EnergyTek Corp.

By:          /s/ Jonathan Read
Jonathan Read, Chief Executive Officer

ENTK Acquisition Corp.

By:          /s/ Jonathan Read
Jonathan Read, Chief Executive Officer

Timefire LLC

By:          /s/ Jeffrey Rassas
Jeffrey Rassas, Manager

By:          /s/ Victor Sibilla
Victor Sibilla, Manager

By:          /s/ John Wise
John Wise, Manager

Timefire LLC Managers
solely with respect to Section 3.1 and the Indemnification Provisions of Article V

By:          /s/ Jeffrey Rassas
Jeffrey Rassas, as Manager

By:          /s/ Victor Sibilla
Victor Sibilla, as Manager

By:          /s/ John Wise
John Wise, as Manager

EXHIBIT LIST

Exhibit A	Nevada Articles of Merger
Exhibit B	Arizona Statement of Merger
Exhibit C Exhibit D Exhibit E	Amended Operating Agreement Form of Merger Warrants Form of Financing Warrants
Exhibit F	Form of Indemnification Agreement
Exhibit G	Equity Incentive Plan